UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2006 (October 12, 2006)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry Into a Material Definitive Agreement.
     On October 12, 2006, in connection with its pending acquisition from Ligand Pharmaceuticals Incorporated (“Ligand”) of all of Ligand’s assets related to Avinza® (morphine sulfate extended-release capsules) (the “Transaction”), King Pharmaceuticals, Inc. (“King”) entered into a Loan Agreement with Ligand pursuant to which King agreed to make available to Ligand a loan in the amount of $37,750,000 (the “Loan”). The principal amount of the Loan may be used solely for the purpose of paying certain obligations of Ligand to Organon USA Inc., which obligations King agreed to assume as part of the Acquisition.
     The Loan is subject to certain market terms, including a 9.5% interest rate and security interests in the assets that comprise Avinza® and certain of the proceeds of Ligand’s sale of certain assets. If the closing of the Transaction occurs on or before January 8, 2007, King will forgive any accrued interest on the Loan and the outstanding principal amount due thereunder will be credited against the purchase price for the Avinza® assets. If the closing does not occur by January 8, 2007, the outstanding principal amount of the Loan, accrued interest and additional default interest of 2% from January 1, 2007 to January 8, 2007 will become payable on January 9, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2006	KING PHARMACEUTICALS, INC.
	By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer